FOR IMMEDIATE RELEASE
CONTACT:    Michael High, Executive Vice President and Chief Financial Officer
PHONE:      215-256-8851, ext. 2395

Parent Company of Harleysville National Bank and Trust Company
                                 Security National Bank and
                                 Citizens National Bank

HARLEYSVILLE NATIONAL CORPORATION ISSUES TRUST PREFERRED SECURITIES

HARLEYSVILLE, PA (March 25, 2004) – Harleysville National Corporation (NASDAQ:HNBC), announced that HNC Statutory Trust II, a Delaware statutory trust subsidiary of Harleysville National Corporation (the “Trust”), has completed an offering of $20,000,000 of floating rate (three-month LIBOR plus a margin of 2.70%) Capital Securities (the “Capital Securities”), which represent undivided beneficial interests in the assets of the Trust.

    The Capital Securities were offered and sold to two initial purchasers in private transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers intend to sell the Capital Securities to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The Capital Securities will not be registered under the Securities Act and may not be offered or otherwise sold in the United States absent registration or an applicable exemption from such registration requirements.

    Proceeds of the offering were invested in Harleysville National Corporation (HNC). HNC anticipates using the proceeds, among other things, (1) to fund the cash portion of the merger consideration to be paid to the shareholders of Millennium Bank in connection with the merger of Millennium Bank with, and into, Harleysville National Bank and Trust Company, HNC’s wholly-owned subsidiary; (2) for general corporate purposes and working capital; and (3) to repurchase HNC’s common stock in accordance with the provisions of its common stock repurchase program.

    Harleysville National Corporation’s stock is traded under the symbol “HNBC” and is commonly quoted under Nasdaq National Market Issues. Families and businesses can apply for banking, trust and investment services at any HNB office, by calling 1-888-HNB-2100 or online at ww.harleysvillebank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.